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Exhibit 5.11

[Letterhead of Bradshaw, Fowler, Procter & Fairgrave, P.C.]

May 12, 2005

Alderwoods Group, Inc.
311 Elm Street, Suite 1000
Cincinnati, Ohio 45202

Jones Day
77 W. Wacker Drive
Chicago, IL 60601

    Re:
    7 3/4% Senior Notes due 2012 and Exchange Notes

Ladies and Gentlemen:

        Last summer, we acted as special local counsel for Alderwoods (Iowa), Inc., an Iowa corporation (the "Covered Guarantor"), in connection with the offer and sale by Alderwoods Group, Inc., a Delaware corporation and a direct or indirect parent of the Covered Guarantor, (the "Company") of up to $200,000,000 aggregate principal amount of 7 3/4% Senior Notes due 2012 (the "Notes"), pursuant to the Purchase Agreement, dated as of August 5, 2004 (the "Purchase Agreement"), among the Company, the subsidiary guarantors, including the Covered Guarantor, listed on Schedule A thereto (the "Guarantors"), and Banc of America Securities LLC and Morgan Stanley & Co. Incorporated (collectively, the "Initial Purchasers"). In that offer and sale, the Company issued 144A Notes, and executed a registration rights agreement, which required the Company to conduct an exchange offer to exchange all of the outstanding 144A Notes for an equal principal amount of notes that are registered under the Securities Act of 1933 ("Exchange Notes"). This opinion is furnished to you in connection with the registration and issuance of those Exchange Notes.

        We have examined each of the following documents:

  1.
  Indenture, dated August 19, 2004;

  2.
  Unanimous Written Consent of Certain Subsidiaries of Alderwoods Group, Inc., dated July 22, 2004;

  3.
  the Articles of Incorporation and Bylaws of the Covered Guarantor, in each case as amended through the date hereof (the "Constitutive Documents");

  4.
  such other documents furnished by the Covered Guarantor pursuant to the Purchase Agreement as we have deemed necessary.

        The documents described in the foregoing clauses (1) through (4) are collectively referred to herein as the "Documents".

        In addition, we have examined originals or copies of such other corporate records of the Covered Guarantor, certificates of public officials and of officers of the Covered Guarantor and agreements, instruments and other documents as we have deemed necessary as a basis for the opinions expressed below. As to certain matters of fact material to the opinions expressed herein, we have relied on the representations made in the Indenture and the other Documents and certificates of public officials and officers of the Covered Guarantor. We have not independently established the facts so relied on.

ASSUMPTIONS

        In rendering this opinion we have assumed, without having made any independent investigation of the facts, except with respect to matters of State and federal law on which we have opined below, the following:

        1.     the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies;

        2.     to the extent that the obligations of Covered Guarantor may be dependent upon such matters, other than with respect to Covered Guarantor, that each party to the agreements and contracts referred to herein is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation; that each such other party has the requisite corporate or other organizational power and authority to perform its obligations under such agreements and contracts, as applicable; and that such agreements and contracts have been duly authorized, executed and delivered by, and each of them constitutes the legally valid and binding obligations of, such other parties, as applicable, enforceable against such other parties in accordance with their respective terms;

        3.     that all material factual matters, including without limitation, representations and warranties, contained in the Documents, are true and correct as set forth therein;

        4.     that Covered Guarantor has received, or will at or before the time the Registration Statement has become effective under the Securities Act receive, valuable consideration for the Exchange Guaranty executed by Covered Guarantor.

        5.     that (i) the offer and sale by the Company of the Notes pursuant to the Purchase Agreement, and (ii) the exchange of all of the outstanding Notes for the Exchange Notes, have been accomplished in full compliance with the securities laws of the United States, including without limitation, the Securities Act of 1933, as amended.

OPINIONS

        Based upon the foregoing, and upon such other investigation as we have deemed necessary, and subject to the qualifications stated herein, we are of the opinion that:

        1.     The Covered Guarantor is a corporation validly existing as a corporation in good standing under the laws of the State of Iowa (the "State").

        2.     As of the date of the Indenture, the Covered Guarantor had the corporate power and authority to enter into, and as of the date hereof the Covered Guarantor has the corporate power and authority to perform its obligations under the Indenture.

        3.     The execution, delivery, and performance of Indenture by the Covered Guarantor (i) has been authorized by all necessary corporate action by such Covered Guarantor and (ii) does not contravene any provision of the Constitutive Documents of such Covered Guarantor.

        4.     When the Registration Statement has become effective under the Securities Act of 1933 and the Guarantees of the Exchange Notes (the "Exchange Guarantee") of the Covered Guarantor are delivered in accordance with the terms of the exchange offer, the Exchange Guarantee of the Covered Guarantor will be validly issued by such Covered Guarantor and will constitute a valid and binding obligation of such Covered Guarantor.

        We do hereby consent to the filing of this opinion letter as an exhibit on the Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission in connection with the issuance of the Company's 7 3/4% Senior Notes due 2012, and to the reference to us under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.

        Our opinions expressed above are subject to the following qualifications:

QUALIFICATIONS

        (a)   Our opinions expressed above are limited to the law of the State and the federal law of the United States, and we do not express any opinion herein concerning any other law.

        (b)   This opinion is given as of the date hereof, and we disclaim any obligation to update this opinion letter for events occurring after the date of this opinion letter. The foregoing opinions apply only with respect to the laws of the State and the federal laws of the United States of America and we express no opinion with respect to the laws of any other jurisdiction.

        (c)   This opinion is rendered only to the addressees hereof and their respective successors and assigns and is solely for their benefit in connection with the transactions contemplated by the Documents and may not be relied upon by the addressees or their respective successors and assigns for any other purpose without our prior written consent.

Very truly yours,
BRADSHAW, FOWLER, PROCTOR & FAIRGRAVE, P.C.

By:	/s/ JAMES M. HOLCOMB

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  Exhibit 5.11
ASSUMPTIONS
OPINIONS